Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
February 26, 2007

John Deere Capital Corporation
$300,000,000 Floating Rate Notes Due September 1, 2009

Issuer:	John Deere Capital Corporation
Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services
Note Type:	Medium Term Notes
Issue Size:	$300,000,000
Trade Date:	February 26, 2007
Time of First Sale to Public:	1:00 p.m. EST
Settlement Date (T+3):	March 1, 2007
Maturity Date:	September 1, 2009
Coupon:	3M USD LIBOR + 4 bps
Coupon Payment Dates:	Quarterly on the 1st of March, June, September, and December, commencing June 1, 2007
Interest Determination Dates:	2 London Business Days
Day Count:	Actual / 360
Day Count Convention:	Modified Following, Adjusted
Price to Public:	100.000%
Gross Spread:	0.240%
Net Proceeds (%):	99.760%
Net Proceeds ($):	299,280,000

CUSIP:	24422EQE2
Joint Bookrunners:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	BNY Capital Markets, Inc., HSBC Securities (USA) Inc., Lazard Capital Markets LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

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